EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of West Bancorporation, Inc. of our reports dated March 7, 2012, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Des Moines, Iowa
May 4, 2012